Exhibit h(8)



                                    EXHIBIT A


         THIS EXHIBIT A, dated as of April 13, 1999 is Exhibit A to that certain Administration and Accounting Services Agreement dated as of June 20, 1996 between PFPC Inc. and The Weiss Fund (formerly, Weiss Treasury Fund).




                                   PORTFOLIOS

                      Weiss Treasury Only Money Market Fund
                        Weiss Millennium Opportunity Fund



                                    PFPC INC.


                                    By: /S/ JOSEPH GRAMLICH

                                  Title: Senior Vice President

                                    THE WEISS FUND

                                  By: /S/ JOHN N. BREAZEALE

                                      Title: President